Exhibit 10.1

EXECUTION VERSION

PROMISSORY NOTE

$11,750,000.00	April 2, 2013

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, the undersigned, BBX Capital Corporation, a Florida corporation (“Maker”), unconditionally promises to pay to the order of Woodbridge Holdings, LLC, a Florida limited liability company (“Holder”), without setoff, the principal sum of Eleven Million Seven Hundred Fifty Thousand Dollars ($11,750,000.00) (the “Principal”), plus interest (the “Interest”) on the Principal from time to time remaining unpaid, calculated at a fixed rate of five percent (5%) per annum (computed on the basis of a 360-day year of 12 consecutive, 30-day months for the number of days actually elapsed), and payable as hereinafter set forth. This Note constitutes the “Promissory Note” which evidences the “Debt Portion” of the “Purchase Price” under, and in each case as defined in, that certain Purchase Agreement, dated as of April 2, 2013, by and among Maker, Holder and, solely for certain limited purposes specified therein, BFC Financial Corporation, a Florida corporation (the “Purchase Agreement”).

1. Payments.

(a) Payments of Interest shall be paid by Maker to Holder on the first business day of each calendar quarter, beginning on the first day of July 2013 and continuing until all unpaid Principal and accrued Interest is paid in full.

(b) Maker shall repay in full to Holder all unpaid Principal and accrued Interest on April 2, 2018.

(c) All payments made to Holder under this Note shall be made: (i) in immediately available funds of lawful money of the United States of America; and (ii) to Holder at 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, or at such other place as Holder may from time to time designate to Maker in writing (including, without limitation, by automatic deposit or wire transfer to an account designated by Holder).

(d) This Note may be prepaid at any time and from time to time, in whole or in part, without premium or penalty. Prepayments shall first be applied against accrued and unpaid Interest hereunder and shall then be applied to the Principal hereunder.

2. Authority. Maker represents that it has full power and authority to execute, deliver and perform its obligations under this Note, that the person executing this Note on Maker’s behalf has been duly authorized by Maker to so execute this Note, and that this Note constitutes the valid and binding obligation of Maker.

3. Events of Default. This Note shall be in default (each, a “Default”) if: (a) Maker shall be adjudicated as bankrupt or insolvent, or admits in writing its inability to pay its debts as they mature, or makes a general assignment for the benefit of creditors; (b) Maker shall apply for or consent to the appointment of a receiver, trustee, or similar officer for Maker or for all or any substantial part of its property, or such receiver, trustee or similar officer shall be appointed without the application or consent of Maker and such appointment shall continue undischarged for a period of sixty (60) days; (c) Maker shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to Maker under the laws of any jurisdiction, or any such proceeding shall be instituted (by petition, application or otherwise) against Maker and shall remain undismissed for a period of sixty (60) days; or (d) Maker fails to make a payment of Principal or of Interest on this Note within ten (10) days after the date upon which such payment becomes due.

4. Default Remedies. Upon the occurrence of a Default, the entire unpaid Principal, together with accrued and unpaid Interest, shall be immediately due and payable without notice or demand, and all amounts then due under this Note shall bear interest at the rate equal to the lesser of ten percent (10%) per annum or the Highest Lawful Rate (as hereinafter defined). In addition, Maker agrees to pay all documented out-of-pocket costs of collection, including, without limitation, reasonable and documented out-of-pocket attorneys’ fees and expenses, in the event of a Default, whether or not a lawsuit is brought. No remedy made available by any provision of this Note is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

5. No Usury. Holder shall never be entitled to receive, collect, or apply as interest on amounts outstanding under this Note (for purposes of this section, the word “interest” shall be deemed to include any sums treated as interest under applicable law governing matters of usury and unlawful interest), any amount in excess of the Highest Lawful Rate, and in the event Holder is ever deemed to receive, collect, or apply as interest any such excess, such amount which would be excessive interest shall be deemed a partial prepayment of the Principal and shall be treated hereunder as such. If the Principal is paid in full, any remaining excess shall be promptly paid to Maker, without interest. In determining whether or not the interest paid or payable under any specific contingency exceeds the Highest Lawful Rate, Maker and Holder shall, to the maximum extent permitted under applicable law: (i) characterize any non-principal payment as an expense, fee or premium rather than as interest; (ii) exclude voluntary prepayments and the effects thereof; and (iii) spread the total amount of interest throughout the entire contemplated term of this Note. For purposes of this Note, “Highest Lawful Rate” shall mean the maximum rate of interest which Holder is allowed to contract for, charge, take, reserve or receive under applicable law after taking into account, to the extent required by applicable law, any and all relevant payments or charges hereunder.

6. Taxes and Other Liabilities. Maker agrees to promptly pay, indemnify and hold harmless Holder from all federal, state and local taxes of any kind (except for federal or Florida franchise or income taxes based on Holder’s net income) and other liabilities with respect to or resulting from the execution or delivery of this Note or advances made pursuant to this Note, provided that such indemnity shall not be available to the extent that such liabilities, resulted from (i) the gross negligence or willful misconduct of Holder, as determined by a court of competent jurisdiction in a final and non-appealable judgment or (ii) are indemnifiable under the terms of the Purchase Agreement.

7. Governing Law; Venue. This Note shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to conflicts of law principles. Maker, and by its acceptance hereof, Holder, each (i) irrevocably consents to the exclusive jurisdiction of any state or federal court sitting in Broward County, Florida, in any litigation in connection with or to enforce this Note and (ii) irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such litigation brought in any such court and any claim that any such litigation brought in any such court has been brought in an inconvenient forum.

8. Miscellaneous.

(a) Maker waives demand, presentment, protest, dishonor and notice of maturity, non-payment or protest and all other requirements to hold Maker liable. Maker shall raise no defense other than that payment has been made. Maker shall not raise any claims of set off in any action or proceeding.

(b) If a payment of the Principal or Interest on this Note becomes due on a Saturday, Sunday or other legal holiday on which banks in the State of Florida are closed, then the due date shall be extended to the next succeeding business day.

(c) If any provision of this Note or portion thereof is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision or portion thereof shall be deemed stricken and severed from this Note, and the remaining provisions and portions thereof shall continue in full force and effect.

(d) This Note may be transferred or assigned to and among affiliates of Holder without the consent of Maker, but may not otherwise be transferred or assigned by Holder without the prior written consent of Maker.

(e) This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Holder, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

(f) A delay by Holder in exercising a right or remedy shall not constitute a waiver thereof. No waiver by Holder of any Default hereunder shall be deemed to constitute a waiver of any subsequent or other Default. No exercise of any right or remedy hereunder shall preclude the exercise of any other right or remedy which Holder may have in law or in equity to enforce the paying of this Note or the collection of the amounts owed hereunder.

(g) The headings contained in this Note are for reference purposes only and shall not affect in any way the meaning or interpretation of this Note.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Maker has duly executed this Note, effective as of the day and year first above written.

BBX CAPITAL CORPORATION,
a Florida corporation

By:	/s/ John K. Grelle
Name:	John K. Grelle
Title:	Executive Vice President and Chief Financial Officer

4